Exhibit 10.1

[Tri Counties Bank Letterhead]

December 19, 2016

Mr. John S. Fleshood

208 Oak Street

Elmhurst, IL 60126

Dear John:

This letter amends Tri Counties Bank’s offer letter to you dated November 2, 2016, which you signed on November 3, 2016.

The sixth paragraph of the letter is amended to add the following sentence: “To receive this severance payment, you must execute the Severance and Release Agreement within 30 days of your termination and allow it to become effective, in which case the Bank will pay such severance in a lump sum on the 45th day following your termination.”

Please confirm your agreement to this amendment by countersigning this letter below.

Sincerely,

/s/ Glenn C. Hunter
Glenn C. Hunter
Senior Vice President
Chief Human Resources Officer

Accepted and agreed as of December 20, 2016:

/s/ John S. Fleshood
John S. Fleshood